EXHIBIT 99.1

Combined Consolidated Financial Statements
AS OF DECEMBER 31, 2019 AND 2018 AND
FOR EACH OF THE Two YEARS IN THE PERIOD ENDED DECEMBER 31, 2019

ARCELORMITTAL USA LLC And Affiliates

Delaware	71-0871875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1 South Dearborn, Chicago, Illinois	60603
(Address of Principal Executive Offices)	(Zip Code)

INDEPENDENT AUDITORS' REPORT

To: ArcelorMittal USA LLC and Affiliates
We have audited the accompanying combined consolidated financial statements of ArcelorMittal USA LLC and Affiliates, which comprise the combined consolidated balance sheets as of December 31, 2019 and 2018, and the related combined consolidated statements of operations, comprehensive income, cash flows, and parent equity for the years then ended, and the related notes to the combined consolidated financial statements.
Management’s Responsibility for the Combined Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the companies’ preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of ArcelorMittal USA LLC and Affiliates as of December 31, 2019 and 2018 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 8, 2021

ArcelorMittal USA LLC AND AFFILIATES

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	(In Millions)
	Year Ended December 31
	2019	2018
Net sales	$10,169	$11,334
Costs and expenses:
Cost of sales, excluding depreciation and amortization	(9,614)	(9,904)
Selling, general and administrative expenses	(369)	(420)
Other operating income (expense)	68	(41)
Depreciation and amortization	(359)	(356)
Asset impairments	(21)	—
Total	(10,295)	(10,721)
Operating income (loss)	(126)	613
Non-operating postretirement benefit expense	(59)	(63)
Interest and other financing expense, third party	(100)	(104)
Interest income, related party	146	137
Interest income, third party	7	4
Total	(6)	(26)
Income (loss) before income taxes	(132)	587
Benefit (provision) for income taxes	53	(2)
Net income (loss)	$(79)	$585
The accompanying notes are integral part of these combined consolidated financial statements.

ArcelorMittal USA LLC AND AFFILIATES

COMBINED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	(In Millions)
	Year Ended December 31
	2019	2018
Net income (loss)	$(79)	$585
Other comprehensive income (loss):
Pension and Other Postretirement Employee Benefits:
Net actuarial gains arising during the period	(32)	222
Prior service cost from plan amendments	—	(16)
Amortization of net actuarial losses and prior service recognized in earnings	(21)	7
Net	(53)	213
Derivative financial instruments designated as cash flow hedges:
Change in value during the period	319	(509)
Recognized in earnings	34	123
Income tax provision	(49)	—
Net	304	(386)
Total other comprehensive income (loss)	251	(173)
Comprehensive income	$172	$412
The accompanying notes are an integral part of these combined consolidated financial statements.

ArcelorMittal USA LLC AND AFFILIATES

COMBINED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2019 AND 2018

	(In Millions)
	December 31
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$31	$96
Receivables, net of allowances of $35 in 2019 and $33 in 2018	77	114
Receivables from related companies	1,169	1,269
Inventories	1,641	1,817
Investments in and advances to joint ventures	4	3
Prepaid expenses and other	22	75
Assets held for sale	—	72
Total current assets	2,944	3,446
Long-term assets:
Property, plant and equipment, net	3,760	3,723
Finance Right-of-use assets, net	134	171
Operating Right-of-use assets, net	72	—
Investments in and advances to joint ventures	124	136
Receivable from related companies	2,263	2,138
Other assets	101	89
Total assets	$9,398	$9,703
LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$781	$1,107
Payables to related companies	615	647
Accrued salaries, wages and benefits	363	407
Accrued taxes	59	62
Accrued expenses and other liabilities	261	376
Liabilities of assets held for sale	—	38
Unfavorable contracts and firm commitments	32	11
Debt	531	296
Finance lease obligations	68	51
Operating lease obligations	17	—
Total current liabilities	2,727	2,995
Long-term liabilities:
Finance lease obligations	172	231
Operating lease obligations	55	—
Pension and other retiree benefits	2,937	2,828
Deferred income taxes	3	3
Other long-term liabilities	396	710
Total long-term liabilities	3,563	3,772
Total liabilities	6,290	6,767
Net parent equity:
Net parent investment	6,248	6,248
Retained deficit	(4,329)	(4,250)
Accumulated other comprehensive income	1,189	938
Total parent equity	3,108	2,936
Total liabilities and parent equity	$9,398	$9,703
The accompanying notes are an integral part of these combined consolidated financial statements.

ArcelorMittal USA LLC AND AFFILIATES

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	(In Millions)
	Year Ended December 31
	2019	2018
Operating activities:
Net income (loss)	$(79)	$585
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	359	356
Deferred employee benefit costs	124	140
Stock compensation	—	3
Asset impairments	21	—
Undistributed earnings from joint ventures	(2)	(1)
Loss on firm commitments	21	(2)
Other non-cash operating expenses	38	(101)
Change in operating assets and liabilities:
Receivables	69	(25)
Inventories	197	13
Prepaid expenses and other assets	4	(3)
Accounts payable	(407)	48
Payables to and receivables from related companies	(172)	89
Deferred employee benefit payments	(98)	(169)
Change in operating lease liabilities	(18)	—
Accrued expenses and other liabilities	(57)	61
Net cash provided by operating activities	—	994
Investing activities:
Capital expenditures	(348)	(349)
(Increase) decrease in note receivable from related companies	270	(600)
Investment in, advances to and distributions from joint ventures, net	—	1
Proceeds from sale of property, plant and equipment and joint venture	47	50
Increase in other assets and other deposits, net	(210)	(31)
Net cash used in investing activities	(241)	(929)
Financing activities:
Proceeds from asset backed bank loan	300	11
Payments of asset backed bank loan	(300)	(11)
Payments of finance leases	(54)	(43)
Payable to banks	235	(203)
Deferred financing costs	(5)	—
Net cash provided by (used in) financing activities	176	(246)
Net change in cash and cash equivalents	(65)	(181)
Cash and cash equivalents — beginning of year	96	277
Cash and cash equivalents — end of year	$31	$96

Supplemental disclosures of noncash operating, investing and financing activities:
Capital expenditures included in accounts payable	$16	$34
Capital lease obligations	9	(8)
Reclassification from supplier payable to debt	235	(203)
Cash paid during the year for:
Interest (net of amount capitalized)	$44	$50
Income taxes (received) paid, net	(6)	(11)
The accompanying notes are an integral part of these combined consolidated financial statements.

ArcelorMittal USA LLC AND AFFILIATES

COMBINED CONSOLIDATED STATEMENTS OF PARENT EQUITY FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	(In Millions)
	Net Parent Investment	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity
Balance at January 1, 2018	$6,245	$(4,835)	$1,111	$2,521
Net Income	—	585	—	585
Other comprehensive loss	—	—	(173)	(173)
Stock based compensation	3	—	—	3
Balance at December 31, 2018	6,248	(4,250)	938	2,936
Net loss	—	(79)	—	(79)
Other comprehensive income	—	—	251	251
Balance at December 31, 2019	$6,248	$(4,329)	$1,189	$3,108
The accompanying notes are an integral part of these combined consolidated financial statements.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

NOTE 1 - NATURE OF BUSINESS, BASIS OF PRESENTATION AND CONSOLIDATION
Reporting Entity
These combined consolidated financial statements are for ArcelorMittal USA LLC and Affiliates (ArcelorMittal USA LLC and several sister companies, collectively; ArcelorMittal USA, the Company, our, or we) that are part of a definitive transaction agreement to be sold to Cleveland-Cliffs Inc. In addition to ArcelorMittal USA LLC, these combined consolidated financial statements include ArcelorMittal Monessen LLC (ArcelorMittal Monessen), ArcelorMittal Ontario G.P. (ArcelorMittal Ontario), and ArcelorMittal Princeton. ArcelorMittal USA LLC is an indirect wholly owned subsidiary of ArcelorMittal S.A. (ArcelorMittal), Ispat Inland S.a.r.l., ArcelorMittal USA Holdings LLC, ArcelorMittal Holdings LLC, and ArcelorMittal North America Holdings LLC and a direct subsidiary of ArcelorMittal USA Holdings II LLC. ArcelorMittal Princeton is comprised of ArcelorMittal Princeton, Inc. and its sister companies: Extra Energy, Inc.; XMV, Inc.; Mid Vol Coal Sales, Inc.; Black Wolf Mining Company; The Ridge Land Company; Twin State Mining, Inc.; Prime Processing, Inc.; and Imperial Resources, LLC. ArcelorMittal USA LLC, ArcelorMittal Monessen, ArcelorMittal Ontario, and ArcelorMittal Princeton are under common ownership and common management as they are all direct subsidiaries of ArcelorMittal USA Holdings II LLC.
Basis of Presentation
These combined consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation and combination. Investments in joint ventures are accounted for under the equity method of accounting except Hibbing Taconite, which is proportionally consolidated, and Empire Iron Mining, which was accounted for at cost.

We have evaluated subsequent events through February 8, 2021, the date the combined consolidated financial statements were issued or available to be issued. In early 2020, there was a global pandemic of the Coronavirus. The pandemic has seriously disrupted business throughout the world and had and continues to have an adverse impact on the Company’s results. This disruption presents significant uncertainty and risk that may significantly impact the Company’s future performance. At this time, we are unable to estimate the impact the pandemic will have on our combined consolidated financial statements. We had a contract in place during the reporting periods with Jewel to purchase coke produced from an off-site coke oven. This contract ended in 2020.

On September 28, 2020, ArcelorMittal S.A. and Cleveland-Cliffs, Inc. announced that they had entered into a definitive agreement for Cleveland-Cliffs to purchase substantially all of ArcelorMittal USA LLC and the other ArcelorMittal entities included in these combined consolidated financial statements. The transaction closed on December 9, 2020. Prior to the transaction closing, ArcelorMittal USA LLC and ArcelorMittal USA Holdings II merged, with ArcelorMittal USA LLC being the surviving entity. Additionally, ArcelorMittal USA LLC settled various related party balances with ArcelorMittal S.A. entities that were not part of the transaction. In anticipation of the the transaction ArcelorMittal USA LLC canceled its asset backed lending agreement. Subsequent to the transaction, it became a party to an asset backed lending agreement of Cleveland-Cliffs. Most subsidiaries of ArcelorMittal USA LLC provided guarantees under this agreement and its inventory was pledged as collateral.
Nature of Business
ArcelorMittal USA LLC is a domestic manufacturer of light flat-rolled, plate, and rail steel products whose customers are located primarily in the United States. It was formed by the merger of International Steel Group Inc. (ISG) and Ispat Inland Inc. (Inland). ISG was formed by a series of acquisitions that brought together the steel producing assets of The LTV Corporation (LTV), Acme Steel Corporation (Acme), Bethlehem Steel Corporation (Bethlehem), and Weirton Steel Corporation (Weirton). We primarily serve the automotive, energy, appliance, transportation, machinery and construction markets, either directly or through steel service centers. ArcelorMittal Monessen operates a coke oven battery in Pennsylvania. ArcelorMittal Ontario purchases steel from ArcelorMittal USA for import into Canada. ArcelorMittal Princeton and affiliates operates several coal mines. No single customer represents more than 10% of our total consolidated revenues. Export sales were $439 in 2019 and $531 in 2018. Steel shipments by product follow:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	2019	2018
Hot Rolled	39%	39%
Cold Rolled	22%	23%
Coated	17%	17%
Plate	9%	10%
Tin Plate	2%	2%
Bars, Rail and Other	11%	9%
	100%	100%
NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)    Revenue Recognition
Generally, our performance obligations are satisfied, control of our products is transferred, and revenue is recognized at a single point in time, when title transfers to our customer for product shipped or when services are provided. Revenue is recognized at the time products are shipped in accordance with customer instructions and when all substantial risks of ownership are transferred to the customer. Revenues are recorded net of any sales incentives, such as volume rebates. Amounts expected to be paid for sales incentives are recognized as a current liability. ArcelorMittal USA provides a full allowance for estimated claims for products that have been shipped that may not meet customer specifications. We generally test our steel products before shipment to provide assurance that they meet customer specifications. The allowance is calculated based on claims that have been submitted but not resolved and anticipated future claims based on various inputs, including historical experience, to estimate the expected amount. The allowance for claims is a component of the accounts receivable allowances disclosed on the balance sheets and the provision for claims is a component of net sales. Shipping and other transportation costs charged to customers are treated as fulfillment activities and are recorded in both sales and cost of sales at the time control is transferred to the customer. Costs related to obtaining sales contracts are incidental and are expensed when incurred. We do not have any recorded contract asset or liability balances. Customers are invoiced at the time title transfers and our right to consideration is unconditional at that time. Performance obligations are satisfied prior to customer payment for product. We offer standard industry payment terms.
(b)    Stock Based Compensation
Share-based payments
ArcelorMittal issues equity-settled share-based payments to certain employees, including stock options, restricted share units and performance share units. We measure equity-settled share-based payments at fair value (excluding the effect of non-market-based vesting conditions) at the date of grant. We expense the fair value determined at the grant date of the equity-settled share-based payments on a graded vesting basis over the vesting period, based on our estimate of the shares that will eventually vest and adjusted for the effect of non-market-based vesting conditions. Forfeitures are recognized as incurred. For stock options, restricted share units and performance share units, we measure fair value using the Black-Scholes-Merton pricing model and the market value of the shares at the date of the grant after deduction of dividend payments during the vesting period. Where the fair value calculation requires modeling of the Company’s performance against other market indices, we measure fair value using the Monte Carlo pricing model to estimate the forecasted target performance goal for the company and its peer companies. Management adjusts the expected life used in the model, based on our best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. In addition, the expected annualized volatility has been set by reference to the implied volatility of options available on ArcelorMittal shares in the open market, as well as historical patterns of volatility. For the restricted share units and performance share units, we expense the fair value determined at the grant date of the equity-settled share-based payments on a straight-line method over the vesting period and adjusted for the effect of non-market-based vesting conditions.
(c)    Research and Development Costs
Research and development costs are expensed as incurred. Total research and development costs were $42 in 2019 and $44 in 2018. Charges for research and development costs are included as part of the royalty paid under the Industrial Franchise Agreement with ArcelorMittal (see Note 7, Related Party Balances and Transactions).

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

(d) Income Taxes
We account for income taxes under the asset and liability method that requires deferred income taxes to reflect the future tax consequences attributable to differences between the tax and financial reporting bases of assets and liabilities. Deferred tax assets and liabilities recognized are based on the tax rates in effect in the year in which differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, based on available positive and negative evidence, it is “more likely than not” (greater than a 50% likelihood) that some or all of the net deferred tax assets will not be realized.
Our income tax returns are subject to audit by the Internal Revenue Service (IRS) and state tax authorities. The amounts recorded for income taxes reflect our tax positions based on research and interpretations of complex laws and regulations. We accrue liabilities related to uncertain tax positions taken or expected to be taken in a tax return. Interest on these liabilities is classified as interest expense and penalties are reflected in operating expenses.
We follow Accounting Standards Codification (ASC) 740 Income Taxes which prescribes a recognition threshold and measurement process for recording in the combined consolidated financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, it provides guidance on derecognition, classification, and accounting in interim periods and disclosure requirements for uncertain tax positions.
(e)    Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid instruments with an original maturity of three months or less and are carried at cost, which approximates market value.
(f)    Receivables
We are participants in a renewable factoring agreement with a financial institution under which (i) certain subsidiaries of the Company sell their accounts receivables to the Company and (ii) the financial institution is entitled to buy eligible accounts receivables from the accounts receivables originated or bought by the Company and the accounts receivables originated by certain other subsidiaries of ArcelorMittal. Such agreement provides for a maximum of $1,025 of sold accounts receivables outstanding, at any time, shared between the Company and two related parties. The financial institution buys these receivables without recourse to the seller. Accordingly, when sold, the receivables are removed from our books. Loss on sales of receivables has been included in the consolidated statements of operations within the line interest and other financing expense, third party.

	December 31
	2019	2018
Nominal amount of receivables sold	$8,021	$8,941
Proceeds from sales	7,989	8,909
Loss on sales	32	32
Amount outstanding under the arrangement at period-end	570	768
(g) Inventories
Inventories are stated at the lower of cost or net realizable value, which approximates replacement cost. Inventories are valued using the Last In First Out (LIFO) method. Inventories at ArcelorMittal Princeton are valued using average weighted cost. Costs included within inventory include the purchase costs of raw materials, conversion costs, and an allocation of fixed and variable production overhead. The components of inventories follow:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	December 31
	2019	2018
First In First Out (FIFO) or average cost:
Raw materials	$803	$872
Finished and semi-finished goods	1,463	1,655
	2,266	2,527
LIFO reserve	(625)	(710)
Total	$1,641	$1,817
There was a LIFO inventory liquidation of $142 in 2019 and $12 in 2018.
(h)     Assets Held for Sale
Assets that are expected to be sold within one year are recorded as assets held for sale at the lower of the carrying value or fair value, less costs to sell. These assets are not depreciated while classified as held for sale. They are included in the current assets and current liabilities sections of our balance sheet.
At December 31, 2018, we had classified assets of our Steelton location as held for sale. After several years of unsuccessful efforts to sell the business, we concluded that it was no longer probable that we would complete a sale. Therefore, these assets are no longer classified as held for sale. In 2019 we recognized $6 of depreciation that was deferred while these assets were classified as held for sale. The components of the assets and liabilities which are included as held for sale in the current assets and current liabilities sections of our balance sheet follows:

December 31
2018
Assets:
Receivables	$29
Inventories	22
Property, plant and equipment	21
Total Assets	$72
Liabilities:
Accounts payable..............................................................................................................................................................	$17
Accrued expenses and other liabilities	5
Pension and other retiree benefits	16
Total Liabilities	$38
(i)    Property, Plant and Equipment
Property, plant and equipment (PP&E) are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets which we review annually. The estimated useful lives range from 3 to 49 years for machinery and equipment and 40 years for buildings.
Repairs and maintenance that do not significantly improve or extend the lives of the respective assets are expensed as incurred throughout the year. PP&E under construction are recorded as construction in progress until they are ready for their intended use; thereafter, they are transferred to the related category of PP&E and depreciated over their estimated useful lives. We record capitalized interest when those amounts are material. Generally, we record capitalized interest on projects that exceed $10 and that are expected to take more than one year to complete. The interest rate is a weighted average of the cost of debt.
We recognized an impairment loss related to PP&E of $21 in 2019. Additionally, in 2018 we classified some PP&E as held for sale. See section (h) of this note and Note 3, Impairment Losses. The components of PP&E, net follow:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	December 31
	2019	2018
Land	$200	$197
Buildings, mineral reserves and land improvements	649	640
Machinery and equipment	6,938	6,721
Construction in progress	309	278
Total	8,096	7,836
Accumulated depreciation	(4,336)	(4,113)
Total property, plant and equipment, net	$3,760	$3,723
(j)    Long-lived Assets
Long-lived assets are subject to an impairment assessment if there are circumstances or triggers that indicate the carrying amount may no longer be recoverable from future operations or sale. The amount of the impairment recognized, if any, is the difference between the carrying amount and the fair value of the asset.
(k) Deferred Gain
Prior to 2015, we were subject to a global cost sharing agreement with related parties, under which we received an allocation of costs associated with the development and use of certain intellectual property. Effective January 1, 2015, we sold our rights to use this intellectual property to a related party for proceeds of $229. Also effective January 1, 2015, we entered into an Industrial Franchise Agreement (IFA) under which we pay a royalty to a related party for, among other things, continued use of the intellectual property developed under the cost sharing agreement as well as any newly created intellectual property. As a result of our continued use of the intellectual property, we deferred the gain and amortized it over the 5-year life of the IFA. The last amount of the deferred gain was recognized in 2019 as we recognized a gain of $46 in 2019 and 2018. These gains were recorded as a reduction of royalty expense incurred under the IFA which is recorded in selling, general and administrative expenses on the statement of operations.
(l)    Contingencies
Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a loss has been incurred and the amount can be reasonably estimated.
Our estimates of environmental remediation liabilities are based on current technology and existing laws and regulations and site-specific estimated costs developed by management with the assistance of independent engineering consultants. The expected future environmental remediation costs and asset retirement obligations acquired in a business combination are recorded at present value based on interest rates at the time of the acquisition. We determined that rate to be the risk-free rate (not credit-adjusted). The environmental liabilities that were not recognized in a business combination can only be discounted if the amount and timing of cash payments are fixed or reliably determinable. Since the timing of spending depends on many factors (see Note 14, Environmental Matters and Asset Retirement Obligations) we have not discounted these liabilities. We have also recorded asset retirement obligations for the removal of asbestos, the closure of our iron ore mining properties and landfills. We discount these liabilities using a credit-adjusted risk-free rate.
(m) Derivative Financial Instruments
We are exposed to fluctuations in interest rates and the prices of certain commodities such as natural gas, fuel oil, coke, steel scrap, iron ore and various non-ferrous metals. Management is authorized to use various financial instruments where available to manage the exposures associated with these fluctuations. We may employ futures, forwards, collars, options and swaps to manage certain exposures when practical. By policy, we do not enter into such contracts to speculate. All derivatives, with the exception of those for which the Company has elected the Normal Purchase Normal Sales exception, are recorded on the balance sheet at fair value. Our policy is to offset fair value amounts recognized for similar commodity derivative instrument contracts with the same counterparty. At the inception of a hedge relationship, we formally designate and document the hedge relationship to which we wish to apply hedge

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedge instrument, the hedged transaction, the nature of the risk being hedged and how we will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they have been highly effective through the financial reporting periods for which they were designated. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in equity and are recognized in sales or cost of sales in the consolidated statement of operations in the same line item as the hedged transactions when those hedged transactions affect earnings. In addition, the fair value gains or losses as a result of the change in fair value of derivatives that do not qualify for hedge accounting are recognized immediately in cost of sales or other operating income (expense).
(n)    Use of Estimates
The preparation of combined consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the amounts reported in the combined consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
(o)    Recent Accounting Pronouncements
Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of Accounting Standards Updates (ASUs) to the FASB’s Accounting Standards Codification (ASC). We consider the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be not applicable.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU and subsequent amendments supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition and most industry-specific guidance and replaced it with ASC 606 — Revenue from Contracts with Customers. This new section of the ASC requires that entities recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. We adopted this new standard using the modified retrospective approach on January 1, 2019. The adoption of this standard did not affect the amount or timing of our usual sales transactions. See section (a) of this note for our accounting policies on revenue recognition.
In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU, as amended, changes the accounting for operating leases. These leases were previously not recognized as an asset or liability by the lessee. Upon adoption, we recognized right-of-use-assets and an associated lease liability on our balance sheet for these types of leases both equal to $79. This ASU also changed the definition of a lease; however, we elected the option that does not require us to reassess whether any existing contracts would have or would not have been accounted for as a lease under the new standard and allow us to carryforward the historical lease classification. In July 2018, the FASB issued ASU 2018-11, Leases Targeted Improvements. This ASU provided an option to use a modified retrospective transition method at the adoption date. We adopted the new standards on January 1, 2019 using the optional modified retrospective transition method outlined in ASU 2018-11. There was no cumulative effect on our retained deficit upon adoption.
In June 2016, the FASB issued ASU No. 2016-13, Credit Losses. This ASU, as amended, changes the recognition for credit losses from an “incurred loss” model to an “expected loss” model. In November 2019 the FASB issued ASU 2019-10 which deferred the effective date of this standard. We must adopt the new standard in 2023. This standard could potentially affect how we determine the amount of our allowance for doubtful accounts. We have evaluated the impact of adoption and determined it is not material.
In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits. This ASU requires that components of net periodic pension cost and net periodic postretirement benefit cost (pension and OPEB cost) other than current service be presented separately on the statement of operations and excluded from the subtotal operating income. We previously presented all pension and OPEB cost on the line cost of sales, excluding depreciation and amortization. Note 11, Pension and Other Postretirement Benefit Plans shows the various components of pension and OPEB costs. We adopted this ASU in 2019 and have recast our statement of operations by reducing cost of sales, excluding depreciation and amortization and increasing operating income or loss by $63 in

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

2018. That amount of expense is now shown on a separate line called non-operating postretirement benefit expense in the statement of operations. This ASU also directs that these costs no longer be capitalized as part of an asset such as inventory. Adoption did not materially impact the total carrying value of inventory.
In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02). ASU 2018-02 allows a reclassification from Accumulated Other Comprehensive Income to Retained Deficit for stranded tax effects resulting from the Tax Cuts and Jobs Act. The adoption of this ASU on January 1, 2019 had no impact on our combined consolidated financial statements as we elected not to reclassify the income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained deficit.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement — Changes to the Disclosure Requirements for Fair Value Measurement. The new standard removes or modifies certain existing disclosure requirements and adds additional disclosure requirements related to fair value measurement. This ASU was effective on January 1, 2020. The adoption did not have an impact on the Company’s financial position, results of operations or cash flows, or the disclosures made for fair value measurements used by the Company.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. This standard eliminates the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and an income or gain from other items such as other comprehensive income. We recognized such an allocation between the statements of operations and statements of comprehensive income in 2019. See Note 12, Taxes. The ASU also specifies that an entity is not required to allocate the consolidated amount of current and deferred tax expense to a legal entity that is not subject to tax in its separate financial statements. However, an entity may elect to do so (on an entity-to-entity basis) for an entity that is not subject to tax and disregarded by the taxing authority. ArcelorMittal USA is such an entity. This ASU is effective for us as January 1, 2022 but can be adopted early. We are still evaluating the impact of the standard and what elections to apply.
NOTE 3 - IMPAIRMENT LOSSES
In 2019, we indefinitely idled our #3 blast furnace at Indiana Harbor. This asset is available for restart, if needed. However, we do not anticipate it operating in the next few years. Accordingly, we recognized an impairment loss of $21 in 2019. The assets were written down to their estimated salvage value. Since these valuations had significant unobservable inputs, they are described as Level 3 in the accounting literature. See Note 8 Derivative Instruments and Hedging Activity for a description of the three-level fair value hierarchy.
NOTE 4 - JOINT VENTURES

Name	Ownership Percentage	Description
Double G Coatings	50.0%	270,000 ton capacity sheet coating line producing galvanized and Galvalume.
Empire Iron Mining	21.0%	Mine and pelletizing plant; sold in 2017.
Hibbing Taconite	62.3%	Mine and pelletizing plant.
I/N Kote	50.0%	1.0 million ton capacity sheet coating facility.
I/N Tek	60.0%	1.7 million ton capacity cold-rolling mill.
PCI Associates	50.0%	Pulverized coal injection facility.
We account for our joint ventures under the equity method except for Hibbing Taconite. Because we own an undivided interest in each asset and are liable for our share of each liability, we proportionally consolidate Hibbing Taconite. In 2017, we sold our interest in Empire Iron Mining, with a carrying value of zero, to our partner in the joint venture for $133, resulting in a gain for that amount. Our former partner paid for the purchase of three annual installments of about $44 which was received in 2019, 2018 and 2017. All amounts have now been collected.
We do not exercise control over I/N Tek, as all significant management decisions of the joint venture require agreement by both partners. Due to this lack of control, we account for our investment in I/N Tek under the equity method.
Most of these joint ventures provide services to our operations. They bill for these services at cost or some other contractual rate that may not reflect the market rate for these services. We recorded income of $65 in 2019 and $65 in 2018 for our share of earnings in the joint ventures as a reduction to cost of sales.

A summary of combined financial information for joint ventures accounted for under the equity method follows:

	December 31
	2019	2018
Results for the year:
Gross revenue	$698	$753
Costs and expenses	584	662
Net income	$114	$91

	December 31
	2019	2018
Financial position at December 31:
Current assets	$172	$178
Total assets	395	398

Current liabilities	61	70
Total liabilities	206	222
Net assets	$189	$176
NOTE 5 - DEBT

	December 31
	2019	2018
Supplier payables with extended terms	$531	$296
Related party debt is zero as of December 31, 2019 and December 31, 2018.
All debt is classified as current.
The Company entered into a short-term forfaiting arrangement with several suppliers. Instead of paying suppliers at the invoice due date, we sign a bill of exchange, which is a negotiable instrument. The supplier then sells this negotiable instrument to a bank. We pay the bill of exchange plus interest at a later date when it is presented by the bank. The interest rate associated with this extended term arrangement is LIBOR plus a margin (1.30% to 1.35%).
In 2016, the Company signed a $1 billion senior secured asset-based revolving credit facility maturing on May 23, 2021. This agreement was renewed in 2019 and now matures on August 21, 2024. In connection with the extension we paid fees of $5 which are being amortized over the life of the facility and included in other assets on our consolidated balance sheets. Borrowings under the facility are secured by inventory and certain other working capital and related assets of certain ArcelorMittal USA subsidiaries in the United States. The facility may be used for general corporate purposes. The facility is not guaranteed by ArcelorMittal. No amounts were outstanding under this facility at December 31, 2019 or 2018. The Company incurred costs of $7 in 2019 and $9 in 2018 related to this facility.
Interest costs incurred totaled $61 in 2019 and $67 in 2018, of which, $5 was capitalized in 2019 and $2 was capitalized in 2018.
Based on the borrowing rates currently available to us, and other available information, the carrying value of debt approximated fair value.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

NOTE 6 - LEASES

	December 31, 2019
	Finance Leases	Operating Leases	Total
Right-of-use assets, net of amortization	$134	$72	$206

Lease liabilities (current)	68	17	85
Lease liabilities (long-term)	172	55	227
Total lease liabilities	$240	$72	$312

Weighted average remaining lease term (in months)	45	67
Weighted average discount rate	16.9%	4.9%
Lease liabilities are recorded for the net present value of future minimum lease payments discounted using the interest rate implicit in the lease, or, if not readily determinable, by the incremental borrowing rate specific to the term of the contract.
We have several long-term contracts with take-or-pay commitments. We have exclusive rights to purchase the entire output of the facilities that produce the item and the supplier can only supply it from a specific facility. Since we must make minimum payments, we concluded that these contracts include embedded finance leases. We have a contract with Indiana Harbor Coke Company to purchase coke produced from an on-site coke oven. This contract ends in 2023. We had a contract with Jewel to purchase coke produced from an off-site coke oven. This contract ended in 2020. We have a contract with Northlake for electricity produced at an on-site co-generation facility. This contract ends in 2026. We have a contract with Cokenergy for an on-site turbine generator and cooling tower that produces electricity. Under the agreement, we make tolling payments based on the amount of electricity produced. If the volumes drop below certain levels, the rates we pay increase in the future, effectively establishing minimum payments. This agreement continues through 2023 for the remaining economic life of the asset. Because of these agreements, we have recorded finance leases related to the use of these assets. We recorded the portion of the net present value of the minimum lease payments that we attribute to the use of the assets in property, plant and equipment with a corresponding lease obligation. We attribute a portion of purchases of the coke or electricity as a reduction of our lease obligation and recognize interest expense on the balance due. We have other finance leases for the use of mining and steel producing equipment.
We lease office space and production equipment under operating leases. Assets leased include iron ore vessels, rail cars, on-site slag processing equipment, and mining equipment. Our lease contracts have remaining contractual lease terms of up to ten years, some of which include options to extend the term. We include renewal options that are reasonably certain to be exercised as part of the lease term. Additionally, some lease contracts include termination options. We do not expect to exercise most of our renewal and termination options and generally exclude such options when determining the term of our leases. Under several leases, the arrangements include fees for items such as operating supplies and maintenance in addition to the fees for the use of the asset. We allocate consideration between lease and non-lease costs based on the estimated stand-alone prices. A separate assessment is done for each contract based on the individual facts and circumstances. Accounting rules provide practical expedients that allow companies to not separate non-lease components and account for the entire contract as a lease. We have not elected this expedient. We have elected the practical expedients to not recognize low-value and short-term leases on our balance sheet.
Amortization of ROU assets for finance leases is included in depreciation and amortization in our statement of operations. Interest cost is included in interest and other financing expense, third party. Substantially all other lease costs are included in cost of sales. The components of our lease costs for the year 2019 follow:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

2019
Finance lease costs:
Amortization of right-of-use assets	$45
Interest on lease liabilities	42
Operating lease costs	18
Short-term lease costs	83
Variable lease costs	15
Total lease costs	$203
Rental expenses on operating leases were $123 in 2018.
Information on cash flows for the year 2019 for lease transactions follow:

2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases (rental payments)	$18
Operating cash flows from finance leases (interest expense)	42
Financing cash flows from finance leases (principal payments)	54
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	2
Finance leases	20
Future minimum lease payments for leases at December 31, 2019 follows:

	Finance Leases	Operating Leases
2020	$103	$20
2021	76	17
2022	75	11
2023	58	9
2024	5	9
Thereafter	8	17
Total future undiscounted lease payments	325	83
Less imputed interest	(85)	(11)
Total	$240	$72

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

Minimum rental commitments under non-cancelable capital and operating leases at December 31, 2018 under the previous lease standard, ASC 840, follows:

	Capital Leases	Operating Leases
2019	$93	$26
2020	100	19
2021	73	16
2022	72	10
2023	55	8
Thereafter	12	20
Total future undiscounted lease payments	405	99
Less imputed interest	(125)
Total	$280
NOTE 7 - RELATED PARTY BALANCES AND TRANSACTIONS

	December 31
	2019	2018
Current receivables:
Short term loan receivable with ArcelorMittal Treasury	$546	$341
Trade and interest receivables with ArcelorMittal subsidiaries	616	908
Receivable with AM/NS Calvert	4	8
Receivable with I/N Tek	1	1
Receivable with I/N Kote	2	11
Current receivables from related companies	$1,169	$1,269
Long-term receivables:
Loans with ArcelorMittal Holdings LLC and ArcelorMittal USA Holdings II LLC	$2,263	$2,138
Current payables:
Trade payables with ArcelorMittal subsidiaries	$390	$419
Loans with ArcelorMittal Holdings LLC and ArcelorMittal USA Holdings II LLC	145	145
Payable with AM/NS Calvert	15	20
Payable with I/N Tek	50	46
Payable with I/N Kote	15	17
Payables to related companies	$615	$647

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	Year Ended December 31
	2019	2018
Interest income on notes receivable from related companies	$146	$137
ArcelorMittal charges for management, financial and legal services	175	201
Research and development fees from subsidiaries of ArcelorMittal	42	44
Gain on sale of right to use intellectual property	46	46
ArcelorMittal USA and affiliates purchases of inventory from subsidiaries of ArcelorMittal	57	56
ArcelorMittal USA and affiliates sales of inventory to subsidiaries of ArcelorMittal	889	934
Sales to I/N Kote	321	329
Tolling with I/N Tek	167	168
Sales commission with AM/NS Calvert	31	29

Our I/N Kote joint venture is required to buy all of its cold rolled steel from ArcelorMittal USA. We also have rights to the productive capacity of the I/N Tek facility, except in certain limited circumstances, and under a tolling arrangement, have an obligation to use the facility for the production of cold rolled steel.
ArcelorMittal USA participates in a cash pooling arrangement with ArcelorMittal Treasury Americas. Available cash from several companies within the ArcelorMittal group is concentrated globally to maximize interest returns. Cash is transferred to and from the pooling account based on local availability and requirements.
NOTE 8 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITY
    In connection with the purchasing of natural gas and certain metals, primarily zinc, for anticipated manufacturing requirements, we enter into forward swap contracts for these commodities to reduce the effect of price fluctuations. We have elected to account for these forward swap contracts as cash flow hedges. We have an iron ore supply contract which contains an embedded derivative based on a domestic steel price index. In 2018, we designated the embedded derivative as a cash flow hedge of the contractually specified index price risk associated with our forecasted steel sales. We do not hold derivative instruments for trading purposes. Accounting rules require that we recognize all derivative instruments at fair value and that the entire gain or loss included in the assessment of hedge effectiveness of the derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of comprehensive income and be reclassified into earnings in the same line item and in the same period or periods during which the hedged transaction affects earnings.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

The fair value of our derivative instruments and the classification on the balance sheet follows:

	Derivative Liabilities
	2019		2018
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative instruments designated as cash flow hedges:
Base metal contracts (primarily zinc)	Accrued expenses and other liabilities	$2	Accrued expenses and other liabilities	$1
Iron ore supply contract	Accrued expenses and other liabilities	39	Accrued expenses and other liabilities	115
Iron ore supply contract	Other long-term liabilities	138	Other long-term liabilities	453
Total derivatives designated as hedging instruments		$179		$569
Derivative instruments not designated as hedging instruments:
Base metal contracts (primarily zinc)	Accrued expenses and other liabilities	$1	Accrued expenses and other liabilities	$1
Iron ore supply contract	Accounts payable	11	Accounts payable	20
Total derivatives not designated as hedging instruments		$12		$21
Total derivative liabilities		$191		$590
The effect of derivative instruments on the combined statements of operations follows:

	Amount of Gain or (Loss) Recognized in OCI on Derivative		Location of Gain or (Loss) Reclassified from AOCI into Income	Amount of Gain or (Loss) Reclassified from AOCI into Income
	2019	2018		2019	2018
Derivatives Designated in Cash Flow Hedging Relationships:
Base metal contracts	$(4)	$(10)	Cost of Sales	$(3)	$(6)
Iron ore supply contract	323	(499)	Sales	(31)	(117)
Total	$319	$(509)		$(34)	$(123)
No amounts were excluded from the assessment of hedge effectiveness.

	Location of Gain or (Loss) Reclassified from AOCI into Income	Amount of Gain or (Loss) Reclassified from AOCI into Income
		2019	2018
Derivatives not designed in a hedging relationship:
Iron ore supply contact	Other operating income (expense)	$36	$(71)

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

Outstanding notional amounts under commodity forward contracts that were entered into to hedge forecasted purchases and under other commodity supply contracts that are designated as a hedge against forecasted sales and are accounted for as cash flow hedges at December 31, 2019 follows:

Commodity	Notional Amount
Base metal contracts	8,528 Metric Tons
Iron ore supply contract	54,880,000 Net Tons
Outstanding notional amounts under derivative contracts that were not designated as hedges at December 31, 2019 follows:

Commodity	Notional Amount
Base metal contracts	2,284 Metric Tons
Iron ore supply contract	1,762,970 Net Tons
In some cases, our International Swaps and Derivatives Association (ISDA) contracts contain cross default provisions that could constitute a credit risk related contingent feature. These provisions apply if we default in making timely payments on outstanding indebtedness and the amount of the default is above certain predefined thresholds. If an event of cross default occurs, our ISDA counterparties may have the right to request early termination and net settlement of any outstanding derivative liability position. At December 31, 2019, we do not have any credit risk related to this contingent feature as all derivative contracts are with ArcelorMittal Treasury SNC, a subsidiary of our parent company.
For derivatives designated as cash flow hedges, we formally assess hedge effectiveness of our hedging relationships both at hedge inception and on an ongoing basis. The derivative gain or loss on base metal and natural gas contracts are recorded in other comprehensive income and is then reclassified to cost of sales in the same period we record the hedged raw material requirements in cost of sales. The amount of net losses on these cash flow hedging derivatives expected to be reclassified from other comprehensive income to cost of sales over the next twelve months is $2 as of December 31, 2019. The maximum maturity of these cash flow derivatives in place at December 31, 2019 is December 31, 2020.
We are a party to an iron ore supply agreement that contains a special payment provision based on a domestic steel price index. We concluded that this payment feature was an embedded derivative not clearly and closely related to the host contract and is required to be accounted for separately as a free-standing derivative. At March 1, 2018, we designated a portion of the embedded derivative as a cash flow hedge of the contractually specified hot-rolled coiled steel index price risk associated with our forecasted steel sales. We establish the fair value of the special payment by comparing the current forecasted domestic steel price to the projected domestic steel price at the inception of the contract. The derivative gain or loss on the embedded derivative designated as a cash flow hedge is recorded in other comprehensive income and is then reclassified to sales in the same period as we record the hedged sales. The amount of net losses on this cash flow hedge expected to be reclassified from other comprehensive income to sales over the next twelve months is $31 as of December 31, 2019. The maximum maturity of this cash flow derivative in place at December 31, 2019 is December 31, 2026.
If it becomes probable that a forecasted transaction will no longer occur, future gains or losses on the derivative are recorded in cost of sales or in other operating income (expense). The amount of losses reclassified from equity into earnings, from the discontinuance of cash flow hedges was zero for 2019 and 2018.
We hold certain derivatives to minimize the price risk for certain commodities for which we did not elect hedge accounting treatment. If no hedging relationship is designated, changes in the derivative’s fair value are recognized immediately in income. The impact to earnings was zero in 2019 and 2018.
Certain of our commodity purchase and sales contracts meet the definition of a derivative. These contracts are not required to be recorded at fair value if they qualify for the normal purchase normal sales (NPNS) exception as elected by the Company. We recognize the revenues and expenses on contracts that qualify for the NPNS exception when the underlying physical transaction is delivered. While these contracts are considered derivative financial instruments, they are not recorded at fair value, but on an accrual basis of accounting. If it was determined that a

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

transaction designated as NPNS no longer meets the scope exception, the fair value of the related contract would be recorded on the balance sheet and immediately recognized through earnings.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting rules establish a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The levels of the fair value hierarchy are described below:
• Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
• Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
• Level 3 — Inputs that are both significant to the fair value measurement and unobservable.
We value our commodity swaps, classified as Level 2, using a market-based approach based upon quoted prices for similar assets and liabilities in active markets. Physical commodity purchase contracts that are required to be recorded at fair value are valued using a market-based approach based on management’s best estimate of unobservable forward market prices. These contracts are classified as Level 3.
The fair value hierarchy for our financial assets and liabilities accounted for at fair value and non-financial assets and liabilities accounted for at fair value on a recurring basis follows:

	Level 1	Level 2	Level 3	Total
December 31, 2019
Liabilities:
Commodity derivatives	$—	$3	$188	$191
Net liabilities	$—	$3	$188	$191
December 31, 2018
Liabilities:
Commodity derivatives	$—	$2	$588	$590
Net liabilities	$—	$2	$588	$590
The derivative values above are based on an analysis of each contract as the unit of account as required by current accounting rules. Therefore, derivative assets and liabilities with the same counterparties are not netted.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

There were no transfers between any levels of the fair value hierarchy during 2019. A reconciliation of the changes in fair value of financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) follows:

	2019	2018
Beginning balance	$(588)	$(306)
Total losses included in earnings	5	(188)
Included in other comprehensive income (loss)	354	(382)
Settlements	41	288
Ending balance	$(188)	$(588)

	2019
Total unrealized losses included in 2019 earnings attributable to liabilities held at December 31, 2019	$(4)
Total unrealized gains included in 2019 other comprehensive income attributable to liabilities held at December 31, 2019	$239
Gains and losses included in earnings are reported in sales and in other operating income (expense). In 2019, a loss of $31 was recorded in sales and a gain of $36 was recorded in other operating income (expense). Unrealized gains and losses included in earnings included a loss of $7 reported in sales and a gain of $3 reported in other operating income (expense).
NOTE 9 - CONTINGENCIES
We are subject to various legal actions and contingencies in the normal course of conducting business. We recognize liabilities for such matters when a loss is probable and the amount can be reasonably estimated. The effect of the ultimate outcome of these matters on future results of operations and liquidity cannot be predicted with certainty. While the resolution of these matters may have a material effect on the results of operations and cash flows of a particular quarter or year, we believe that the ultimate resolution of such matters in excess of liabilities recorded will not have a material effect on our competitive position in the steel industry or financial position.
Other contingent liabilities arise periodically in the normal course of business. In the opinion of management, any such unrecognized matters that are reasonably possible at December 31, 2019, would not have a material effect on our financial position, results of operations or cash flows.
NOTE 10 - STOCK BASED COMPENSATION
Share Unit Plan
In 2011, ArcelorMittal approved an equity-based incentive plan to replace the Global Stock Option Plan. The plan comprises a Restricted Share Unit Plan (RSU Plan) and a plan designed to incentivize employees, improve the long-term performance of the Company and retain key employees (PSU Plan). Both the RSU Plan and the PSU Plan are intended to align the interests of ArcelorMittal shareholders and eligible employees by allowing them to participate in the success of ArcelorMittal. We account for these equity incentive plans as equity-settled share-based transactions. The value for the RSUs and the majority of the PSUs is calculated as the fair value of ArcelorMittal stock on the grant date and is allocated to the beneficiaries and recorded as an expense in the consolidated statements of operations over the relevant vesting or service periods. As of December 31, 2019, the unrecorded compensation for PSUs and RSUs is $7, which will be recorded over the next three years. The maximum number of RSUs and PSUs available for grant during any given year is subject to the prior approval of ArcelorMittal’s shareholders at the annual general meeting.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

The RSU Plan
The aim of the RSU Plan is to provide a retention incentive to eligible employees. RSUs are subject to “cliff vesting” after three years, with 100% of the grant vesting on the third anniversary of the grant contingent upon the continued active employment of the eligible employee within the ArcelorMittal group. The compensation expense recognized for the restricted stock units was zero for 2019 and less than $1 for 2018.
The PSU Plan
The PSU Plan’s main objective is to be an effective performance-enhancing plan based on the employee’s contribution to the eligible achievement of the Company’s strategy. Awards under the PSU Plan are subject to the fulfillment of cumulative performance criteria over a three-year period from the date of the PSU grant. The employees eligible to participate in the PSU Plan are a sub-set of the group of employees eligible to participate in the RSU Plan. We recognized compensation expense for the performance share units of less than $1 for 2019 and $3 for 2018.
PSUs vest three years after their date of grant subject to the eligible employee’s continued employment with the Company and the fulfillment of cumulative performance criteria.
Conditions of the 2019 grant for qualifying employees were as follows:
PSUs with a three-year performance period.
Performance criteria: Return On Capital Employed (ROCE) and Gap to competition in some areas.
Vesting conditions:
ROCE vs. peer group – Target: Greater than or equal to 100% of target for 100% vesting.
Gap to competition (where applicable) – Target: 100% of target for 100% vesting.
Awards made in previous financial years which have not yet reached the end of the vesting period.
Conditions of the 2018 grant for qualifying employees were as follows:
PSUs with a three-year performance period.
Performance criteria: Return On Capital Employed (ROCE) and Gap to competition in some areas.
Vesting conditions:
ROCE vs. peer group – Target: Greater than or equal to 100% of target for 100% vesting.
Gap to competition (where applicable) – Target: 100% of target for 100% vesting.
For 2016, to ensure achievement of the Action 2020 plan, ArcelorMittal made a special grant (Special Grant) to qualifying employees instead of the standard grant. The value of the Special Grant at grant date is based generally on a specified percentage of the base salary depending on the position of the employee at grant date. The vesting is subject to continued active employment within the ArcelorMittal group and to yearly performance of return on capital employed (ROCE) targets and other strategic objectives within the business units. For 2016, the Company’s goal was to achieve ROCE and Mining volume for the Mining segment, and the target was based on these performance measures.
The Appointments, Remuneration & Corporate Governance Committee of ArcelorMittal reviewed the allocation of PSUs to eligible employees under the ArcelorMittal Equity Incentive Plan.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

Grants under the RSU and PSU Plans to Company employees for the two years ended December 31, 2019 are as follows:

Date of Grant	Number of Units	Grant Type	Number of Employees
December 2018	139,300	PSU	48
December 2019	198,590	PSU	47
Share unit plan activity is summarized below.

	Restricted share unit (RSU)		Performance share unit (PSU)
	Number of shares	Fair Value per share	Number of shares	Fair value per share
Outstanding, January 1, 2018	50,839	$17.73	842,088	$14.90
Granted	—	—	139,300	21.31
Exercised	(49,302)	17.93	(27,730)	29.24
Forfeited	(1,537)	11.49	(45,891)	19.59
Outstanding, December 31, 2018	—	—	907,767	15.21
Granted*	—		198,590	18.28
Exercised	—	—	(207,138)	13.48
Forfeited	—	—	(193,578)	14.45
Outstanding, December 31, 2019	—		705,641	17.07
* Including 8,090 over-performance shares granted for the targets achievement of the PSU grant December 19, 2015
Information about total RSUs and PSUs granted to Company employees that are outstanding as of December 31, 2019 follows:

Fair Value Per share	Number of shares	Maturity
$13.17	288,780	January 1, 2021
18.42	98,511	January 1, 2021
21.31	127,850	January 1, 2022
18.57	190,500	January 1, 2023
The Global Stock Option Plan
Prior to 2011, ArcelorMittal’s equity-based incentive plan took the form of a stock option plan known as the Global Stock Option Plan. Under the ArcelorMittal Global Stock Option Plan, ArcelorMittal could grant options of ordinary shares to senior management of ArcelorMittal and its associates for up to 100,000,000 ordinary shares (33,333,333 shares after reverse stock split). The exercise price of each option equals not less than the fair market value of ArcelorMittal stock on the grant date, with a maximum term of ten years. Options were granted at the discretion of ArcelorMittal’s Appointments, Remuneration and Corporate Governance Committee, or its delegate. The options vest either ratably upon each of the first three anniversaries of the grant date, or, in total, upon the death, disability or retirement of the participant. Company employees were granted no stock options during the three years ended December 31, 2019.
We expense stock-based compensation under the fair value recognition provisions prospectively for all employee awards granted, modified or settled. See Note 2, Summary of Significant Accounting Policies. We have elected to apply the alternative transition method of ASC 718 Compensation — Stock Compensation to determine our historical pool of excess tax benefits.
No compensation expense or the associated tax benefit from stock options being exercised were recognized in 2019 or 2018 under the ArcelorMittal Global Stock Option Plan with respect to ArcelorMittal USA.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	2019		2018
	Shares	Weighted Average Price	Shares	Weighted Average Price
Options outstanding — beginning of the year	320,033	$100.41	570,437	$152.78
Expired	(179,451)	106.77	(250,404)	219.71
Transfers	(5,334)	100.56	—
Options outstanding and exercisable — end of year	135,248	$91.98	320,033	$100.41

Grant Date	Exercise Prices	Shares Outstanding	Weighted Average Life	Options Exercisable
August 2010	$91.98	135,248	0.59	135,248
As of December 31, 2019, all outstanding options are fully vested. The intrinsic value of these options is immaterial.
The weighted average remaining life of options outstanding and options exercisable follows:

	Outstanding	Exercisable
December 31, 2019	0.59 years	0.59 years
December 31, 2018	1.10 years	1.10 years
NOTE 11 - PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
Our accrued liabilities for pension and other postretirement benefits follow:

	December 31
	2019	2018

Payable to multiemployer pension plan	$12	$11
Defined benefit pensions (including supplemental benefits plans)	604	577
Other postretirement benefits	2,430	2,386
Total	$3,046	$2,974
Amounts in current accrued salaries, wages, and benefits for:
Multiemployer pension plan	$(12)	$(11)
Defined benefit pensions	(4)	(5)
Other postretirement benefits	(101)	(114)
Amount in liabilities of assets held for sale	—	(16)
Amount in long-term assets	8	—
Long-term pension and other retiree benefits	$2,937	$2,828
(a)    401k Savings Plan
We maintain qualified 401(k) savings plans for salaried employees and certain hourly employees. We match a specified portion of eligible employee contributions to the salaried plan and make other contributions in accordance with labor agreements. Company contributions were $19 in 2019 and $19 in 2018.
(b) Multiemployer Pension Plans
In 2018 we entered into a new labor agreement with the United Steelworkers (USW) that expires on September 1, 2022. The contract requires us to contribute to a multiemployer pension plan known as the Steelworkers Pension Trust (SPT). Almost all of our represented employees who are not eligible for the Company sponsored

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

defined benefit pension plan participate in the SPT. The SPT provides pension benefits upon retirement based on employer contributions and accrual rates while participating in the plan. During 2018, the contribution rate was increased to $3.50 per contributory hour from $2.80. Expense is recognized for contributions when the employee has worked an eligible hour.
Under a multiemployer plan, participating employers make contributions into a pension plan. The assets of the plan can be used to pay the benefits of all participants (retirees and dependents) and are not limited to the participants of a particular employer. If an employer stops contributing to the plan, any unfunded obligations may be borne by the remaining employers. If an employer no longer participates in the plan (for example because it no longer employs participants in the plan), it may be required to pay an amount based on the underfunded status of the plan known as a withdrawal liability.
Information with respect to multiemployer plans in which we participate follows:

Pension Fund	Steelworkers Pension Trust	American Maritime Officers Plan
EIN/Pension Plan Number	EIN 23-6648508 /No. 499	EIN 13-1936709/No. 1
Pension Protection Act Zone Status 2019 and Prior	Safe	Safe
FIP/RP Status Pending/Implemented	N/A	Implemented
Contributions in 2019	$82	Less than $1
Contributions in 2018	$65	Less than $1
Surcharge Imposed	No	No
Expiration Date of Collective Bargaining Agreement	Sept. 1, 2022	July 31, 2021
As of December 31, 2019, there were 488 participating employers in the SPT. Over the last three years our contributions were 29% of the total contributions made into the plan. Only two other employers contributed more than 5% during this period. As of December 31, 2019, the SPT had total actuarial liability of $5,748 and a market value of assets of $5,372 for a funded ratio of about 93%.
(c) Defined Benefit Pension Plans
We provide a non-contributory defined benefit pension plan covering USW represented employees hired before November 2005 at Indiana Harbor East and Minorca (the former Inland operations). Most employees at our Hibbing Taconite joint venture also receive non-contributory defined benefit pension benefits. Hibbing’s benefits for hourly employees are based on years of service and compensation. Benefits for USW represented employees at Indiana Harbor East and Minorca are determined as a monthly benefit at retirement based on a fixed rate and service. Non-represented salaried employees of the former Inland hired before 2003 and certain non-represented salaried employees at Hibbing also receive defined pension benefits. Benefits for most eligible salaried Inland employees are determined under a “Cash Balance” formula with an account balance for each participant that grows with interest credits and allocations based on a percent of pay. Participants are credited at a rate of 5%. Benefits for other eligible Inland employees are determined as a monthly benefit at retirement depending on final pay and service. Certain represented former ISG employees receive a lump sum payment upon retirement. Employees at other facilities are not covered by a defined benefit pension plan. Changes to the defined pension plan under the new labor agreement, principally for a higher monthly benefit rate for certain periods of service, resulted in an increase in the obligation of $24 in 2018. Net actuarial loss in 2019 were due to lower discount rates resulting in a higher calculated liability, almost entirely offset by asset earnings performance. Net actuarial gains in 2018 were principally due to higher discount rates, partially offset by asset earnings performance. As a result of the CARES Act enacted on March 27, 2020, we have deferred pension contributions starting in the second quarter of 2020. Based on prior funding requirements, we made defined benefit pension contributions of $2 in 2020.
(d) Postretirement Medical Benefits
Substantially all USW represented employees hired before June 23, 2016 are covered under postretirement life insurance and medical benefit plans that require deductible and premium payments from retirees. The postretirement life insurance benefits are primarily specific amounts for hourly employees. Most Medicare eligible participants participate in a Medicare Advantage Plan. The Company charges participants for a portion of the cost and

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

pays a premium to a third-party insurer. Pre-Medicare retirees are covered under a self-insured plan. Employees hired after June 23, 2016 are not eligible for postretirement medical or life insurance benefits. In lieu of retiree medical coverage, these employees will receive a 401(k) contribution of $0.50 per hour worked to a restricted Retiree Health Care Account. There were minor changes to the postretirement medical benefits under the new labor contract, mainly related to the premiums paid by participants, which resulted in increasing the expected benefit obligation by $51 in 2018.
Under the labor agreement, we contribute to a Voluntary Employee Beneficiary Association (VEBA) Trust to fund certain retiree medical and death benefits. Beginning in 2018 we made contributions equal to 5% of Earnings Before Interest and Taxes (EBIT) after certain adjustments. We paid healthcare benefits to certain represented retirees of ISG predecessor companies (known as Legacy Retirees) in the form of a Medicare Advantage Plan and reimbursement of a portion of Medicare premiums. Participants must choose between participating in the Medicare Advantage Plan or receiving the Medicare reimbursement. Non-Medicare eligible participants can elect to enroll in a Health Coverage Tax Credit eligible plan. The 2018 labor contract held certain benefit levels flat. As we previously assumed some increase in benefits because of inflation, this change resulted in reducing our expected benefit obligation by $63 in 2018. This decrease plus the increase for regular retirees of $51 plus increases for smaller plans of $2, resulted in a net reduction of our expected benefit obligations by $10 in 2018.
In 2019, we had a net actuarial loss of $24 for postretirement medical benefit obligations. An increase to the liability from lower discount rates was substantially offset by favorable medical claims experience. Additionally, the Patient Protection and Affordable Care Act of 2010 imposed an excise tax on high-cost employer-sponsored health plan coverage. As this tax was repealed in 2019, we lowered our future projected healthcare costs which included this tax, resulting in an actuarial gain of $40, that is included in the overall loss of $24. After considering asset performance, we had an overall net actuarial gain for postretirement medical benefits in 2019. In 2018, we had actuarial gains for postretirement medical benefits of $359, principally from higher discount rates. Favorable medical claims experience also contributed to the gain.
Agreements with the USW capped our share of healthcare costs for ArcelorMittal USA retirees at 2008 levels for years 2010 and beyond. The VEBA can be utilized to the extent funds are available for costs in excess of the cap for these retirees. Since we are ultimately responsible for funding the VEBA and could be expected to fund any shortfalls, for accounting purposes, we determined there is effectively no cap on future healthcare cost increases. We had net withdrawals of $16 from the VEBA Trust in 2020 for reimbursements to the Company for healthcare benefit payments.
Hibbing offers retiree medical coverage to hourly retirees. Retiree healthcare coverage is provided through programs administered by insurance companies whose charges are based on benefits paid. Hibbing entered into a new four-year agreement with the USW in 2018. The 2018 USW agreement set fixed monthly medical premiums for participants who retired prior to January 1, 2015. These fixed premiums will expire on December 31, 2020 and revert to increasing premiums based on a cost-sharing formula. The agreements also provide for a cap that limits the contributions we must make toward retiree medical insurance coverage for each retiree and spouse of a retiree per calendar year. The annual cap is based upon 2014 plan costs. The cap applies to employees who retired after 2014 and does not apply to surviving spouses. USW-represented employees hired after September 1, 2016 receive a 401(k) contribution of $0.50 per hour worked to a restricted Retiree Health Care Account. Beginning January 1, 2019, the hourly contribution rate increased to $0.60 per hour worked. There is a cap on our cost for medical coverage of Hibbing salaried employees. The annual limit applies to each covered participant and equals $7,000 for coverage prior to age 65, with the retiree’s participation adjusted based on the age at which the retiree’s benefits commence. The post-65 salaried retiree medical benefit program is a combination of an employer subsidy plan and an individual supplemental Medicare insurance plan purchased through a Medicare exchange. This allows the program to take full advantage of available government subsidies and more efficient pricing in the Medicare market. We do not provide retiree healthcare for most Hibbing salaried employees hired after 1992.
We use company-specific base mortality tables for retirees. We use standard blue-collar mortality tables issued by the Society of Actuaries (SOA) for active employees and participants with deferred vested benefits. We adopted the latest standard tables issued by the SOA in 2019. We use the annual updates issued by the SOA to project improvement in mortality on those base tables.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

(e) Reconciliation of Changes in Benefit Obligations and Plan Assets

	Pension		Other Benefits
	2019	2018	2019	2018
Change in benefit obligation:
Benefit obligation - beginning of year	$3,219	$3,455	$2,879	$3,237
Service cost	25	30	39	48
Interest cost	128	118	122	118
Net benefits paid	(259)	(256)	(138)	(155)
Net actuarial loss (gain)	330	(151)	24	(359)
Plan amendment	—	24	—	(10)
Benefit obligation - end of year	3,443	3,220	2,926	2,879
Accumulated benefit obligation for pensions	3,430	3,213	n/a	n/a
Change in plan assets:
Fair value of plan assets - beginning of year	2,642	2,952	493	538
Net contributions	11	46	87	122
Benefits paid	(259)	(256)	(139)	(155)
Actual return on plan assets	445	(100)	54	(12)
Fair value of plan assets - end of year	2,839	2,642	495	493
Funded status of plan:
Unfunded obligation	(604)	(577)	(2,430)	(2,386)
Recognized in accumulated other comprehensive income:
Actuarial loss (gain)	769	783	(433)	(437)
Prior service cost (credit)	27	32	(377)	(436)
Total	796	815	(810)	(873)
Net deferred cost (accrued)	$192	$238	$(3,240)	$(3,259)
(f) Weighted Average Assumptions

	Pension		Other Benefits
	2019	2018	2019	2018
Discount rate used to calculate periodic benefit cost:
Legacy retirees	n/a	n/a	4.11%	3.58%
Other retirees	4.12%	3.58%	4.36%	3.81%
Discount rate used to value year-end obligation:
Legacy retirees	n/a	n/a	2.98%	4.11%
Other retirees	3.01%	4.12%	3.36%	4.36%
Expected long-term return on plan assets:
Legacy retirees	n/a	n/a	4.00%	4.50%
Other retirees	5.74%	5.71%	7.00%	7.00%
Average rate of compensation increase	2.50%	2.50%	n/a	n/a
Projected health care cost trend rate:
Pre-Medicare	n/a	n/a	6.55%	6.90%
Post-Medicare	n/a	n/a	3.66%	2.50%
Pre and Post-Medicare for Legacy retirees	n/a	n/a	(2.54)%	(3.12)%
Ultimate trend rate	n/a	n/a	4.50%	4.50%
Year ultimate trend rate is reached	n/a	n/a	2028	2028

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	Pension		Other Benefits
	2019	2018	2019	2018
Net periodic benefit cost:
Service cost	$25	$30	$39	$48
Interest cost	127	118	122	118
Expected return on plan assets	(150)	(161)	(20)	(23)
Amortization:
Net actuarial loss (gain)	49	67	(14)	—
Prior service cost (credit)	5	2	(59)	(59)
Net periodic benefit cost (credit)	$56	$56	$68	$84
(g) Estimated Future Payments to Beneficiaries

	Pension	Other Benefits
2020	$252	$144
2021	250	143
2022	249	141
2023	246	142
2024	242	142
2025 to 2029	1,064	710
(h) Plan Asset Information
The assumptions used for asset returns are in the table above. The return assumptions are viewed in a long-term context, supported by the asset allocation of the trust, and is evaluated annually. Our policies provide for broad ranges around targets to reduce rebalancing trading cost and facilitate the management of the fund. We monitor investment risk on an ongoing basis, in part through quarterly investment portfolio reviews and reporting, periodic asset/liability studies, and monitoring of the plans’ funded status. To achieve our investment objectives, we focus on maintaining a diversified portfolio using various asset classes to achieve our long-term investment objectives on a risk adjusted basis. Our actual investment positions in various securities change over time based on short and longer-term opportunities. Our target allocations by asset type for the ArcelorMittal USA Pension Trust (Pension) and the VEBA Trust (Other Benefits) follow:

	Pension	Other Benefits
Equity securities — domestic	20 to 60%	20%
Equity securities — international	10 to 3%	10%
Fixed income (including cash)	15 to 100%	70%
Real estate	0 to 10%	—%
Alternative investments	0 to 15%	—%
Total	100%	100%
Alternative investments include investments in distressed debt, secondary private equity and opportunistic fixed income funds.
See Note 6, Derivative Instruments and Hedging Activity for a description of the three-level fair value hierarchy. The fair values of our pension plan and other benefit plan assets by asset category and fair value hierarchy are as follows:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	Pension Assets				Other Benefit Assets
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
December 31, 2019:
Equity securities — domestic	$186	$652	$—	$838	$—	$93	$2	$95
Equity securities — international	260	91	—	351	—	50	—	50
Equity securities — emerging market	—	65	—	65	—	—	—	—
Fixed income (including cash)	158	1,050	—	1,208	3	345	—	348
Real estate	—	—	103	103	—	—	—	—
Alternative investments	—	115	159	274	—	—	2	2
Total	$604	$1,973	$262	$2,839	$3	$488	$4	$495
December 31, 2018:
Equity securities — domestic	$190	$624	$—	$814	$2	$90	$—	$92
Equity securities — international	202	71	—	273	1	41	—	42
Equity securities — emerging market	26	50	—	76	—	—	—	—
Fixed income (including cash)	116	909	—	1,025	26	326	—	352
Real estate	—	—	154	154	—	—	3	3
Alternative investments	—	123	177	300	—	—	4	4
Total	$534	$1,777	$331	$2,642	$29	$457	$7	$493
A brief description of the valuation methodologies for measuring assets at fair value follows:
• Equity securities are valued at the closing price reported on the active market on which the security is traded. Some common collective trust investments consist of publicly traded equity securities but the fund itself is not publicly traded, so these investments are classified Level 2.
• Fixed income assets consist of corporate bonds and notes, preferred stock, mutual funds, government securities, and common collective trusts. Fixed income mutual funds and some government securities made up of treasury notes and bonds are Level 1 since there is an active publicly traded market. Corporate bonds and collective trusts are classified as Level 2 as the underlying securities are not publicly traded but there is an observable price for similar securities in the market. Most Level 3 assets within this group are where the issuer is in bankruptcy proceedings making the underlying holdings fair valued based.
• Real estate is valued at the fair value of the underlying assets held at year-end, which the custodian of the fund obtains from third-party appraisers.
• Generally, alternative assets are valued at the Company’s Pension Trust’s proportionate share of the fair value of the fund as of year-end, which the custodian of the fund obtains from third-party pricing services.
Purchases of Level 3 assets were $9 in 2019 and $12 in 2018.
NOTE 12 - TAXES
The U.S. and foreign components of income (loss) before income taxes follow:

	2019	2018
United States	$(131)	$587
Foreign	—	—
Total	$(131)	$587

The benefit (provision) for income taxes follows:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	2019	2018
Current:
Federal	$2	$(4)
State	2	2
Deferred:
Federal	42	(3)
State	7	3
Total	$53	$(2)

All income (loss) before income taxes pertains to United States operations.
A reconciliation of income taxes at the statutory U.S. tax rate of 21% in 2019 and 21% in 2018 to the recorded tax benefit (provision) follows:

	2019	2018
Taxes at statutory rate	$28	$(123)
Valuation allowance	(10)	128
State and local income taxes, net of federal effect	9	(1)
Percentage depletion	19	20
Base Erosion Anti-Abuse Tax	—	(2)
General business tax credits	1	—
Prior year return to provision adjustment	(5)	(7)
Other deferred adjustments	16	(14)
Other	(5)	(3)
Total	$53	$(2)
The change in valuation allowance includes the effect on federal, foreign, state and local income taxes and includes the changes in net operation loss (NOL) usage resulting from the tax basis in presentation for this separate financial statement.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

We record deferred taxes for NOL and tax credit carryforwards and temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The components follow:

	December 31
	2019	2018
Deferred tax assets:
Net operating loss carryforwards and tax credits	$547	$533
Employee benefit costs	719	694
Financial accruals and reserves	49	136
Environmental liabilities	44	47
Other	65	62
Total deferred tax assets	1,424	1,472
Deferred tax liabilities:
Property, plant and equipment	(419)	(442)
Inventory	—	(11)
Other	(13)	(14)
Total deferred tax liabilities	(432)	(467)
Valuation allowance	(995)	(1,008)
Net deferred taxes	$(3)	$(3)
At December 31, 2019, we had federal NOLs of $1,779. We also have $56 of general business credits. The NOLs expire in varying amounts from 2020 through 2037, with Federal NOLs generated after 2017 (i.e., beginning tax year 2018) having no expiration.
We are required to record a valuation allowance for a deferred tax asset when it is “more likely than not” (a likelihood of more than 50%) that some or all of the deferred tax asset will not be realized. We weighed both the positive and negative evidence with respect to whether we would realize these assets. Based on our cumulative history of recent losses, we concluded that it was more likely than not that we would not realize our net deferred tax asset.
Accounting rules require that we allocate our income tax provision or benefit between continuing operations, discontinued operations, and OCI. When there is a pre-tax loss from continuing operations and pre-tax income in another category, tax expense is allocated to the other sources of income, with a related benefit recorded in continuing operations. The amortization of losses and prior service cost for pension and other postretirement benefits are reclassifications of expenses from other comprehensive income (OCI) into continuing operations (recycled income). This recycled income is excluded from consideration in the amount of OCI available for the intra-period tax allocation. In 2018, this intra-period allocation was not applicable because ArcelorMittal USA had pre-tax income from both continuing operations and OCI exclusive of any amounts recycled. In 2019, ArcelorMittal USA had pre-tax loss plus permanent items in continuing operations and pre-tax OCI gain excluding amounts reclassified (recycled) into net income. Given our valuation allowance position, positive OCI, and a loss in continuing operations, ArcelorMittal USA reallocated tax benefit from OCI to continuing operations of $49 in 2019. The FASB issued new standards which, when adopted, would no longer require this allocation.

The amounts recorded for income taxes reflect our tax positions based on research and interpretations of complex laws and regulations. The Company and its subsidiaries file U.S. federal income tax returns as well as returns in various state and local jurisdictions. Our income tax returns are subject to audit by the IRS as well as state and local tax authorities. The IRS has examined our tax returns through 2009 and the I/N Tek and I/N Kote partnerships’ tax returns through 2008. Unutilized NOLs could be subject to examination. We are under IRS audit for the years 2011 through 2013. For most state tax jurisdictions, the statute of limitations is open for three or four years. We have ongoing state income tax examinations from various state jurisdictions; however, no adjustments have been proposed that materially impacted this year’s combined consolidated financial statements.

On December 22, 2017, President Trump signed into law the tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the Tax Act). The Tax Act introduces significant changes to the federal corporate income tax

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

provisions including a substantial tax rate drop from 35% to 21%, repeal of the Alternative Minimum Tax (AMT), introduction of base erosion tax provisions, and adoption of a territorial tax system for US-based multi-nationals. We evaluated the impact of the Tax Act for those subsidiaries that are subject to federal, state, and foreign income taxes. As of December 31, 2019 and prior to any amendment considerations, the Company recorded an expense of zero in 2019 and $2 in 2018 related to the Base Erosion and Anti-Abuse Tax (BEAT).

Our unrecognized tax benefits were unchanged at $82 at December 31, 2019 and 2018.
The future resolution of tax issues could affect our financial results and cash flow. There are not any amounts of unrecognized tax benefits that, if recognized, would affect the effective tax rate in future periods. During the next twelve months, it is not reasonably possible that the expiration of statutes of limitations would affect the Company’s unrecognized tax liability.
NOTE 13 - COMMITMENTS
We have entered into various agreements in which we are obligated to make payments under contractual purchase commitments, including unconditional purchase obligations. Most of these commitments relate to services, utilities, natural gas transportation, industrial gases and certain raw materials.
Based upon prices in effect at December 31, 2019, firm commitments relating to these agreements follow:

2020	$2,872
2021	1,234
2022	1,085
2023	958
2024	662
Thereafter	1,171
Total	$6,811
We recorded a loss of $21 in 2019 and a gain of $2 in 2018 on firm sales and purchase commitments within cost of sales.
Letters of credit totaling $67 were outstanding at December 31, 2019 and $71 at December 31, 2018, related to certain obligations, including insurance liabilities, operating expenses and environmental obligations.
NOTE 14 - ENVIRONMENTAL MATTERS AND ASSET RETIREMENT OBLIGATIONS
We are subject to changing and stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, as well as certain remediation activities that involve the clean-up of environmental media such as soils and groundwater. If, in the future, we are required to investigate and remediate any currently unknown contamination or new information is obtained about required remediation activities at a site which we own, we could be required to record additional liabilities. Environmental liabilities assumed in a business combination are discounted at 4.75%. Other environmental liabilities are not discounted. Asset retirement obligations are discounted between 3.41% to 10.23% depending on the year the liability was established. The activity associated with these liabilities follow:

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

	(In Millions)
	Environmental Liabilities		Asset Retirement Obligations
	2019	2018	2019	2018
Balance - beginning of year	$121	$127	$75	$78
Accretion and changes in estimates and timing of spending	6	5	2	3
Spending	(9)	(11)	(1)	(6)
Balance - end of year	118	121	76	75
In current accrued expenses and other liabilities	(12)	(15)	(2)	(3)
In other long-term liabilities	106	106	74	72
Undiscounted amount	$178	$184	$120	$122
Undiscounted expenditures related to these liabilities for the next five years are expected to be as follows:

2020	$15
2021	12
2022	20
2023	18
2024	8
The accrued environmental liabilities are estimates. The significant assumptions that underlie our estimates may be impacted by changing circumstances that affect the reasonableness of such estimates including the following:
• the legal analysis applied to determining the existence of an obligation,
• the nature and scope of the obligation,
• the technical data utilized to evaluate engineering or other actionable solutions,
• the financial data utilized to calculate a range of cost estimates to effect engineering or other solutions,
• the appropriateness and technical feasibility of selected engineering or other actions,
• regulations and other governmental requirements applicable to the liability or obligation will remain constant, and
• the financial obligation to address the obligation is solely that of the Company.
Changing circumstances that may impact the reasonableness of the estimates include:
• the validity of the assumptions underlying the estimate,
• a change in factors or laws that may affect the nature and scope of the liability or obligation,
• new information that may impact the range of engineering or other actions that are appropriate and feasible to address the liability or obligation, and
• change in applicable markets and economies that impact costs.
The accrued environmental liabilities are based on engineering estimates and are described below in the context of applicable environmental regulation by relative locations.
Under the Resource Conservation and Recovery Act (RCRA) and similar U.S. state programs, the owners of certain facilities that manage hazardous wastes are required to investigate and, if appropriate, remediate historic environmental contamination found at such facilities. All of our major operating and inactive facilities are or may be subject to a corrective action program or other laws and regulations relating to environmental remediation, including projects relating to the reclamation of industrial properties, also known as brownfield projects.

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

In 2006, the U.S. Environmental Protection Agency (EPA) and New York State Department of Environmental Conservation (DEC), who have been delegated authority for RCRA Corrective Actions, conditionally approved a RCRA Facilities Investigation (RFI) related to our properties in Lackawanna, New York, a former integrated steel mill. EPA subsequently vacated the EPA Administrative Order for the RCRA RFI. In 2009, we entered into an Order on Consent with DEC to complete a Corrective Measures Study (CMS) and perform corrective actions on some or all of the remaining solid waste management units (SWMUs) and water bodies. The final CMS was submitted to DEC in October 2014 and is pending DEC action. Corrective actions implemented by ArcelorMittal USA since 2009 included installation and operation of a ground water treatment system, dredging of a local waterway known as Smokes Creek, construction of an on-site slurry wall and geosynthetic containment system with a groundwater collection and treatment system and excavation stabilization and consolidation of wastes into the containment system. We have recorded liabilities of $26 for the future cost of performing anticipated remediation and post remediation activities that will be completed over a period of 15 years or more. The amounts are based on the extent of soil and groundwater contamination identified by the RFI and the remedial measures recommended in the CMS, including excavation and consolidation of containments in an on-site landfill and expansion of groundwater pump and treatment systems.
We are required to prevent acid mine drainage from discharging to surface waters at several closed mining operations in southwestern Pennsylvania. In 2003, we entered into a Consent Order and Agreement with the Pennsylvania Department of Environmental Protection (the PaDEP) requiring submission of an operational improvement plan to improve treatment facility operations and lower long-term wastewater treatment costs. In 2004 and 2012, we entered into revised Consent Order and Agreements outlining a schedule for implementation of capital improvements and requiring the establishment of a treatment trust with a target value that the PaDEP estimated to be the net present value of all future treatment costs. We have been funding the treatment trust and have reached the target value, which is based on average spending over the last three years. The trust has a fair value of $49 at December 31, 2019. We can be reimbursed from the treatment trust fund for the continuing cost of treatment of acid mine drainage. The total recorded liability for these treatment costs is $28.
We own a large former steelmaking site in Johnstown, Pennsylvania. The site has been razed and there are a number of historic waste disposal units, including solid and hazardous waste landfills located at the site that are subject to closure and other regulations by PaDEP. There were also historic steel and coke-making operating locations at the Johnstown site that may have caused soil and/or groundwater contamination. Although potentially subject to RCRA corrective action or similar state authority no formal demand has been made by either U.S. federal or state authorities and there are limited investigations of the site. We have recorded liabilities for costs associated with future landfill closure, site investigations and probable remediation at this facility of $8.
In 1993, our Indiana Harbor facility entered into a Consent Decree with the EPA, which, among other things, requires facility-wide RCRA Corrective Action and sediment remediation in the adjacent Indiana Harbor Ship Canal. The U.S. Army Corp of Engineers is engaged in a multi-year project to dredge the Indiana Harbor Ship Canal. We fund a trust to reimburse the Corp of Engineers for these efforts. We estimate future costs of $8 for sediment remediation and $4 for RCRA Corrective Action at this site. Remediation ultimately may be necessary for other contamination that may be present at Indiana Harbor, but the potential costs of any such remediation cannot yet be reasonably estimated.
The portion of our Indiana Harbor facility that was formerly owned by LTV is subject to an EPA 3013 Administrative Order investigation plan to assess soil and groundwater conditions associated with 14 solid waste management units approved by the EPA in 2005. Although localized remediation activities have been conducted at this facility, additional remediation may be required after the investigation of these solid waste management units has been completed. We cannot yet reasonably estimate the cost of required remediation or monitoring, if any, that may result from this investigation.
At our Burns Harbor, Indiana facility, an RFI was completed in accordance with an EPA approved work plan. Based on the results of the investigation, we do not believe there will be any substantial remediation required to complete the corrective action process at the facility; however, it is likely that we will incur future costs primarily related to long term post-closure care including groundwater monitoring. Historic air pollution control dusts and sludges were relocated into an on-site permitted landfill. This landfill is used to contain newly generated material and will have future closure and post closure care obligations. The total recorded liability related to these matters is $7.
Our Cleveland, Ohio facility may be subject to RCRA corrective action or remediation in the future. An integrated steel facility has operated on the property since the early part of the 20th century. As a result, soil and

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

groundwater contamination may exist that might require remediation pursuant to the RCRA corrective action program or similar state programs. No RCRA corrective action has been formally ordered at the Cleveland facility by either U.S. federal or state authorities. However, we have initiated site investigation activities at portions of our facility under Ohio EPA oversight consistent with the RCRA corrective action program and continue discussions with the Ohio EPA about certain limited and localized remediation activities that have been or will be conducted. These remediation activities include two permitted solid waste landfills at the site that will require the future installation of an engineered capping system for closure and post-closure care including groundwater monitoring. The total recorded liability related to these matters is $8.
Our Weirton, West Virginia facility has been subject to a RCRA corrective action related consent decree since 1996. This requires the facility to conduct investigative activities to determine the nature and extent of hazardous substances that may be located on the facility’s property and to evaluate and propose corrective measures needed to abate unacceptable risks. Areas within the facility’s property have been prioritized. Investigation of the two highest priority areas and closure of the surface impoundment has been completed. Investigation of the remaining areas and continuing remediation are underway. We are in communication with the U.S. EPA and West Virginia Department of Environmental Protection regarding other potential RCRA concerns at the site. The recorded liability for the cost of investigative, remediation and closure activities is $3.
Our Minorca Mine, through the Environmental Impact Statement process, has a reclamation plan on file with the state of Minnesota. Each year the Minnesota Department of Natural Resources requires Minorca to submit an annual mining and reclamation summary for the year just completed and to provide mining and reclamation plans for the coming year. When possible, Minorca reclaims abandoned areas yearly. Currently we expect little or no environmental remediation at the time of closure of the mine. The recorded liability for these future reclamation costs is $9. We also recognize our share related to reclamation and closure of the Hibbing Taconite joint venture. The total recorded liability for these closure costs is $28. Additionally, we have $23 recognized for the closure of various coal mines operated by ArcelorMittal Princeton.
We have recognized liabilities of $30 to address the removal and disposal of thermal asbestos material and polychlorinated biphenyls (PCB) over the next 30 years. We have additional asbestos in our facilities in the form of sheeting or other construction materials used in our buildings. Because this asbestos is not exposed or can be managed through normal maintenance, we are not required to remove this material and would not be required to do so until we demolish the buildings. We have buildings of varying ages in our facilities, some over 100 years old. We plan to continue to use these buildings indefinitely and are unable to estimate when we would demolish the buildings and remove the associated asbestos. Therefore, no amounts have been accrued for the removal of this form of asbestos.
There are a number of other facilities and properties that we own across the United States which may present incidental environmental liabilities. The total liabilities recorded for these future investigations and probable remediation are $6.
In 2006, the U.S. EPA Region V issued ArcelorMittal USA’s Burns Harbor, Indiana facility a Notice of Violation (NOV) alleging multiple violations of the Clean Air Act’s Prevention of Significant Deterioration (PSD) air permit requirements based on alleged failures dating back to early 1994. Based on recent court decisions and ongoing negotiations with the EPA, it is very likely that the EPA will not enforce the alleged PSD permit violations against ArcelorMittal USA. The EPA Region V also conducted a series of inspections and issued information requests under the Federal Clean Air Act relating to Burns Harbor, Indiana Harbor and Cleveland. Some of the EPA’s information requests and subsequent allegations relate to recent operations while others relate to historical actions under former facility owners that occurred many years ago. In 2011, the EPA issued NOVs to these operations alleging operational non-compliance based primarily on self-reported Title V permit concerns. Comprehensive settlement discussions with the EPA and affected state agencies involving all of the NOVs are ongoing and a comprehensive settlement with the EPA was executed in 2019. The settlement will include payment of penalties and injunctive relief. Liabilities associated with a comprehensive settlement are estimated at $6.
The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and analogous state laws can impose liability for the entire cost of cleanup at a site upon current or former site owners or operators or parties who sent hazardous materials to the site, regardless of fault or the lawfulness of the activity that caused the contamination. We are a potentially responsible party at several state and federal Superfund sites. We believe our liability at these sites is either de minimis or substantially resolved. We could, however, incur additional costs or

ARCELORMITTAL USA LLC AND AFFILIATES
Notes to Combined Consolidated Financial Statements
(Dollars in millions, except share and per share, and rates per hour)

liabilities at these sites based on new information, if additional cleanup is required, private parties sue for personal injury or property damage, or other responsible parties sue for reimbursement of costs incurred to clean up the sites. We could also be named a potentially responsible party at other sites if the Company’s hazardous materials or those of its predecessor were disposed of at a site that later becomes a Superfund site. ISG purchased substantially all of its assets through sales in bankruptcy proceedings. The U.S. Bankruptcy Courts having jurisdiction over each transaction explicitly specified that the sellers retained certain historic liabilities, including Superfund liabilities. Despite the foregoing, it is possible that future claims might be directed at us. We consider the risk of incurring liability as the result of such claims remote.
In addition to expenditures relating to existing environmental liabilities, we will continue to invest significant sums in response to changes in environmental laws and regulations that affect our operations.
NOTE 15 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The components of and changes in accumulated other comprehensive income (AOCI) follow:

	Unrecognized pension and other postretirement benefit cost			Derivative instruments designated as cash flow hedges			Total AOCI
	Gross	Income Taxes	Net of Taxes	Gross	Income Taxes	Net of Taxes	Net of Taxes
Balance at January 1, 2018	(157)	1,265	1,108	3	—	3	1,111
Other comprehensive income before reclassifications	206	—	206	(509)	—	(509)	(303)
Reclassified from AOCI	7	—	7	123	—	123	130
Net current period other comprehensive income	213	—	213	(386)	—	(386)	(173)
Balance at December 31, 2018	56	1,265	1,321	(383)	—	(383)	938
Other comprehensive income before reclassifications	(32)	—	(32)	319	(49)	270	238
Reclassified from AOCI	(21)	—	(21)	34	—	34	13
Net current period other comprehensive income	(53)	—	(53)	353	(49)	304	251
Balance at December 31, 2019	$3	$1,265	$1,268	$(30)	$(49)	$(79)	$1,189

	Amount Reclassified from AOCI		Affected line in Statement of Operations
	2019	2018
Other comprehensive income items:
Amortization of pension and other postretirement benefit costs	$(21)	$7	Non-operating costs
Losses from cash flow hedges	3	6	Cost of sales
Losses from cash flow hedges	31	117	Sales
Total reclassifications for the period	$13	$130
See the Combined Consolidated Statements of Comprehensive Income, Note 8, Derivative Instruments and Hedging Activity ; and Note 11, Pension and Other Postretirement Benefit Plans.